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                                  EXHIBIT 99.1




                             THE HAVANA GROUP, INC.

                          COMMON STOCK PURCHASE OPTION


         The Havana Group, Inc. (hereinafter referred to as the "Corporation"), hereby grants to Elwood Junot, Jr., with a mailing address at 729 Sandpiper Place, Sandestin, FL 32550 (hereinafter referred to as the "Holder"), the right and option to purchase, upon the terms and conditions hereinafter set forth, 300,000 shares of the presently authorized but unissued restricted Common Stock of the Corporation at an exercise price of $0.10 per share. Options to purchase 60,000 shares of Common Stock vest and are exercisable on the date hereof. The remainder of the Options shall vest and become exercisable monthly with respect to options to purchase 60,000 shares of Common Stock at the beginning of each month commencing October1, 2002, or as determined by the Company based on performance criteria. This Option shall be void and have no further force and effect after the close of business on August 15, 2004. No fractional shares will be issued upon the exercise of this Option. This Option is issued in accordance with an Employment Agreement dated August 25, 2002 with the Holder.

         This Option, or any part thereof, shall be exercised by properly executing the annexed Subscription Form and by mailing the Option and the executed Subscription Form to the principal executive office of the Corporation, specifying the number of whole shares to be purchased and accompanied by payment in full of the aggregate purchase price of the number of shares purchased.

         This Option, and the rights and privileges conferred hereby shall not be assignable or transferable except pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), and the Rules and Regulations thereunder. This Option shall be binding and inure to the benefit of the Corporation and any successor to the Corporation and to the Holder's successors and assigns.

         The Holder, by acceptance hereof, acknowledges and agrees that:

         (a) The Option represented by this certificate has not been registered under the Act. This Option has been purchased for investment and not with a view to distribution or resale, and may not be made subject to a security interest, pledged, hypothecated, or otherwise transferred without an effective registration statement for such Option under the Act or an opinion of counsel for the Corporation that registration is not required under the Act. Any shares issued upon the exercise of this Option shall bear the following legend reading substantially as follows:

              "No sale, offer to sell or transfer of the securities represented by the certificate shall be made unless a registration statement under the Federal Securities Act of 1933, as amended, with respect to such securities is then in effect or an exemption from the registration requirement of such Act is then in fact applicable to such transfer."


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              The foregoing legend shall not apply in the event that shares issuable upon exercise of this Option have been registered on a Form S-8 Registration Statement.

         (b) Each notice of exercise of any portion of this Option must be accompanied by a representation in writing signed by the Holder or its legal representatives, as the case may be, that the shares of Common Stock are being acquired in good faith for investment and not with a view to or for sale in connection with, any resale or distribution thereof.

         (c) In the event that the Corporation shall, at any time prior to the expiration date of this Option and prior to the exercise thereof: (i) declare or pay to the Holders of the Common Stock a dividend payable in any kind of shares of stock of the Corporation; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially as an entirety to, any other corporation; or (iv) make any distribution of its assets to Holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of this Option, the Holder thereof shall receive for the exercise price, in addition to or in substitution for the share of Common Stock to which it would otherwise be entitled upon such exercise, such additional shares of stock or scrip of the Corporation, or such reclassified shares of stock of the Corporation, or such shares of the securities or property of the Corporation resulting from such consolidation or merger or transfer, or such assets of the Corporation, which it would have been entitled to receive had it exercised this Option prior to the happening of any of the foregoing events.

         (d) This Option does not confer upon the Holder thereof any right whatsoever as a stockholder of the Corporation. Upon the exercise of this Option the subscription form on the back hereof must be duly executed and the accompanying instructions for recording of stock filled in.


Dated:   August 15, 2002                         The Havana Group, Inc.


                                                 By: /s/ William Miller
                                                     ---------------------------
                                                     William Miller
                                                     Chief Executive Officer


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                                SUBSCRIPTION FORM


         The undersigned hereby irrevocably elects to exercise the within Option to the extent of purchasing of the shares of Common Stock of said Corporation called for thereby and hereby makes payment of $ in payment of the purchase price thereof. Please issue the shares of stock so purchased in accordance with the instructions given below.


                                            Signature___________________________



INSTRUCTIONS FOR RECORDING OF STOCK ON THE BOOKS OF THE COMPANY.

Name________________________________________________________________
         (Please print in block letters your name as it appears on the front of the Option.)


Address______________________________________________________________